EXHIBIT 10.41

     EMPLOYMENT AGREEMENT dated as of March 12, 2004, between SMARTSERV ONLINE, INC., a Delaware corporation with its principal office located at 2250 Butler Pike, Suite 150, Plymouth Meeting, Pennsylvania 19462 (the "Company"), and TIMOTHY G. WENHOLD residing at 4031 Mill Road, Collegeville, Pennsylvania 19426 (the "Executive").

     The Company desires to enter into this Agreement in order to assure itself of the service of Executive, and Executive desires to accept employment with the Company, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

     SECTION 1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.

     SECTION 2. Term. The employment of Executive hereunder shall be for a period commencing on the date hereof (the "Commencement Date") and ending on the fourth anniversary of the Commencement Date (the "Term") or such earlier date upon which the employment of the Executive shall terminate in accordance with the provisions hereof. The period commencing on the Commencement Date and ending on the date of termination of the Executive's employment hereunder shall be called the "Term of Employment" for Executive, and the date on which the Executive's employment hereunder shall terminate shall be called the "Termination Date."

     SECTION 3. Duties. During the Term of Employment, Executive shall be employed as Chief Operating Officer of the Company and will act in accordance with, and be subject to the policies and procedures as may be duly adopted by the Board of Directors (the "Board") from time to time. Executive shall perform such duties as are consistent therewith as the Board or Chief Executive Officer shall designate, and shall report to the Chief Executive Officer of the Company. Executive will be responsible for the operations of the Company's business, including technology development, engineering, sales, marketing, and administration. Executive shall use his best efforts to perform well and faithfully the foregoing duties and responsibilities. In addition, if requested, Executive shall serve as a member of the Board during the Term of Employment (subject to election by the stockholders of the Company). On the Termination Date, if Executive serves on the Board at such time, he agrees to submit his resignation as a Board member. For purposes of this Agreement, so long as
Executive shall serve as a member of the Board, any references herein to decisions or determinations to be made by the Board with respect to Executive (including, without limitation, matters relating to compensation and termination) shall be made by a majority of the then members of the Board excluding Executive, who shall recuse himself and abstain from voting with respect to any such matters.

     SECTION 4. Time to be Devoted to Employment. During the Term of Employment, Executive shall devote all of his business time, attention and energies to the business of the Company (except the Company acknowledges and consents to Executive's right to engage in charitable activities and for vacations to which he is entitled pursuant to Section 7(b) and periods of illness or incapacity). During the Term of Employment, Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

     SECTION 5. Compensation.

          (a) The Company shall pay to Executive an initial annual base salary of $170,000 per annum (the "Base Salary") during the first year of the Term of Employment, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its executive officers. The Base Salary shall be eligible for annual increases, such increases to be determined by the Board as part of the Board's annual performance review of Executive.

          (b) In addition, to the Base Salary set forth in paragraph 5(a) above, during the Term of Employment, Executive shall receive incentive compensation and bonuses ("Bonus Compensation") per annum of up to his then Base Salary, upon the Company's attainment of the goals set forth on Exhibit A hereto.

     SECTION 6. Equity.

          (a) The Company recognizes that equity participation in the Company through the grant of options is essential to induce Executive to agree to provide the services pursuant to this Agreement. Accordingly, on the Commencement Date the Company shall grant to Executive stock options (the "Options") for the purchase of an aggregate of 700,000 shares of the Company's Common Stock. The Options shall be outside of the Company's Stock Option Plan ("Non-Plan Options"). The exercise price of the Non-Plan Options shall equal to $1.50 per share. The form of Option is attached hereto as Exhibit B. The Options shall vest as follows: (i) 300,000 Shares on the date of grant and (ii) the balance of 400,000 Shares in equal amounts as of the last day of each calendar quarter beginning with the quarter ending March 31, 2004 and ending with the quarter ending December 31, 2007; provided, however, that the Options shall immediately vest in their entirety upon a Change of Control and certain other events as defined in the form of Option attached hereto as Exhibit B.

          (b) The Company may grant additional Options to Executive, subject to the discretion of the Compensation Committee of the Board.

          (c) If the shares underlying such plan have not been registered on a Form S-8, the Company agrees to file and maintain a Registration Statement on Form S-8 within one hundred twenty (120) days of the Commencement Date to register the Shares.

     SECTION 7. Business Expenses; Benefits.

          (a) The Company shall reimburse Executive from time to time, in accordance with the practice of the Company for executive officers, for all reasonable and necessary expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive's duties hereunder. Executive shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company.

          (b) During the Term of Employment, Executive shall be entitled to four
(4) weeks vacation per year. Executive shall also be entitled to all paid holidays given by the Company to its employees generally.

          (c) During the Term of Employment, Executive shall be entitled to participate in the group health, life, dental and disability insurance benefits, and retirement plan benefits made available from time to time for its executive officers and other employees.

     SECTION 8. Involuntary Termination.

          (a) If Executive is incapacitated or disabled (such condition being hereinafter referred to as a "Disability"), the Term of Employment and employment of Executive under this Agreement shall cease (such termination, as well as a termination under Section 8(b), being hereinafter referred to as an "Involuntary Termination") and Executive shall be entitled to receive the benefits payable under any disability policy maintained by the Company and in accordance with Section 11(b) hereof. For purposes of this Agreement, Executive shall be deemed to have a Disability in the event Executive shall, by reason of his physical or mental disability as determined by Executive's physician, fail to substantially perform his usual and regular duties for the Company for a period of 120 consecutive days or for an aggregate of 120 days in any six month period.

          (b) If Executive dies during the Term of Employment, the Term of Employment and Executive's employment hereunder shall cease as of the date of Executive's death and Executive shall be entitled to receive the benefits payable in accordance with Section 11(b) hereof.

     SECTION 9. Termination by the Company.

          (a) Termination For Cause. The Company may terminate the Term of Employment and the employment of Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a "Termination For Cause") by giving Executive written notice of such termination, effective immediately upon the giving of such notice to Executive. As used in this Agreement, "Cause" means Executive's (i) indictment for or conviction of, or the entering of a plea of nolo contender with respect to, an act constituting a felony, (ii) commission of an act involving fraud, theft or dishonesty which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (iii) willful and repeated failure to be reasonably available to perform his duties (other than as a result of illness or incapacity), which, if curable, shall not have been cured within 30 days of written notice thereof from the Company, (iv) repeated failure to follow the reasonable and lawful directions of the Board, which, if curable, shall not have been cured within 30 days of written notice thereof from the Company, or (v) material breach of the terms and provisions of this Agreement or any agreement with the Company which, if curable, shall not have been cured within 30 days of written notice thereof from the Company.

          (b) Termination Other Than for Cause. The Company may terminate the Term of Employment and the employment of Executive hereunder at any time other than for cause as defined in Section 9(a) above (such termination shall be defined as a "Termination Other Than for Cause") by giving Executive written notice of such termination, which notice shall be effective thirty (30) days after the giving of such notice or such later date set forth therein.

     SECTION 10. Termination by Executive. If at any time during the Term of Employment, Executive elects to terminate his employment with the Company (other than for "Good Reason", as defined below), then the Company's obligations to Executive under this Agreement shall be as set forth in Section 11(e) hereof and such termination by Executive shall constitute a breach of this Agreement. If Executive elects to terminate Executive's employment with the Company for Good Reason, then the Company shall pay Executive the amounts set forth in Section 11(d) hereof. For the purpose of this Section, "Good Reason" means (i) any material diminution of duties inconsistent with Executive's title, authority, duties and responsibilities as Chief Executive Officer; (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of thirty (30) days following written notice to the Company by Executive of such non-payment; (iii) any relocation of the principal location of Executive's employment more than 25 miles from the Company's current headquarters in Plymouth Meeting, Pennsylvania without Executive's prior written consent; or (iv) any material violation by the Company of its obligations under this Agreement that is not cured (if curable) within thirty (30) days after receipt of notice thereof.

     SECTION 11. Effect of Termination.

          (a) Upon the termination of Executive's employment hereunder due to Termination for Cause (as defined in Section 9(a) above), Executive shall not have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of (A) the Base Salary provided for in Section 5(a), computed on a pro rata basis through the Termination Date and (B) Bonus Compensation provided for in Section 5(b) earned prior to the Termination Date, (ii) any unpaid accrued benefits of Executive,
(iii) reimbursement for any expenses for which Executive shall not have been reimbursed as provided in Section 7(a), and (iv) Executive's rights under the vested portion of any options issued to Executive by the Company, including the Options issued to Executive in accordance with Section 6 hereof.

          (b) Upon the termination of Executive's employment hereunder due to an Involuntary Termination (as defined in Section 8(a) above), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive (i) the amounts set forth in Section 11(a), and (ii) the vesting of all of the options issued to Executive by the Company that Executive had a right to purchase as of the Involuntary Termination, including the Options issued to Executive in accordance with Section 6 hereof, plus all options that would have vested twelve (12) months from the date of Involuntary Termination.

          (c) Upon the termination of Executive's employment upon a Termination Other Than for Cause (as defined in Section 9(b) above), neither Executive nor his beneficiary nor his estate shall have any rights or claims against the Company under this Agreement, except to receive (i) the amounts set forth in 11(a), (ii) the accelerated vesting of 100% of the options issued to Executive by the Company, including all Options issued to Executive in accordance with
Section 6 hereof, that would have vested during the balance of the Term of this Agreement and (iii) twelve (12) months Base Salary as in effect at the time of the Termination Other Than for Cause, such sum to be paid in a lump sum payment upon termination.

          (d) Upon the termination of Executive's employment by Executive for Good Reason (as defined in Section 10 above), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive the amounts set forth in Section 11(c).

          (e) Upon the termination of Executive's employment by Executive (other than for Good Reason), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive the amounts set forth in Section 11(a).

          (f) The Company acknowledges that it would be very difficult and generally impracticable to determine Executive's ability to, or the extent to which he may, mitigate any damages or injuries that he may incur by reason of termination of his employment upon a Termination Other Than for Cause or termination for Good Reason. The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that Executive shall have no duty to mitigate any such damages and that he shall be entitled to receive the amount provided in Sections 11(c) and 11(d) regardless of any income that he may receive from other sources following the date he becomes entitled to receive such amount.

          (g) Notwithstanding any provisions of this Agreement to the contrary, to the extent that the Executive's total parachute payments, as defined in
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") pursuant to this Agreement, either alone or together with payments or benefits under other agreements or arrangements, would cause the Executive to be liable for an excise tax under Section 4999 of the Code, the Company shall reduce any payment or benefit pursuant to this Section 11 to the extent necessary to eliminate such excise tax liability, but only if the Executive's net after-tax benefit attributable to such parachute payments would be greater as a result of such reduction than such after-tax benefit without the reduction.

     SECTION 12. Insurance. The Company may, for its own benefit, in its sole discretion and at its sole cost and expense, maintain "key-man" life and disability insurance policies covering Executive. Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies.

     SECTION 13. Disclosure of Information. Executive will not, either during the Term of Employment or at any time thereafter, divulge, publish, communicate, furnish or make accessible to anyone (other than in furtherance of the purposes of the Company) any knowledge or information with respect to the Company's confidential, secret or proprietary products, technology, methods, plans, materials and processes, or with respect to any other confidential, secret or proprietary aspects of the business, activities or products of the Company including, without limitation, (a) software programs, source code, object code, product development information, research and development projects or other technical data pertaining to the Company's products (whether or not subject to patent, trademark or copyright protection) or (b) any customer or client lists, telephone leads, prospects lists, sales figures and forecasts, purchase costs, financial projections, advertising and marketing plans and business strategies and plans; except as such items set forth in clauses (a) and (b) above may already be in the public domain through no fault of Employee (all of the foregoing items set forth in clauses (a) and (b) being referred to herein collectively as "Confidential Property") or except as otherwise required by law. In the event that Executive becomes legally compelled to disclose any Confidential Property, Executive shall advise the Company as soon as practicable so that the Company may seek a protective order or other appropriate remedy. In addition, Executive agrees to cooperate in the Company's effort, at the Company's expense, to obtain a protective order or other appropriate remedy. Upon the termination of the Term of Employment, Executive shall return to the Company all property (including Confidential Property) of the Company (or any subsidiary or affiliate thereof) then in the possession of Executive and all books, records, computer tapes or discs and all other material containing non-public information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof.

     SECTION 14. Right to Inventions.

          (a) Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business conducted by the Company, which he may develop or which may be acquired by Executive during the Term of Employment (whether or not during usual working hours), together with all trademarks, patent applications, letters, patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement or technical information (collectively, "Inventions"). In connection therewith, Executive shall (at the Company's sole cost and expense) take all actions reasonably necessary or desirable to assign and/or confirm the assignment of any Invention to the Company.

          (b) To the extent any of the rights, title and interest in and to Inventions cannot be assigned by Executive to the Company, Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Inventions can neither be assigned nor licensed by Executive to the Company, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company's successors in interest to such non-assignable and non-licensable rights. Executive hereby grants to the Company or the Company's designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any prior inventions which Executive incorporates, or permits to be incorporated, in any Inventions. Notwithstanding the foregoing, Executive agrees that he will not incorporate, or permit to be incorporated, any prior inventions of Executive in any Inventions without the Company's prior written consent.

     SECTION 15. Future Innovations. Executive recognizes that Inventions or Confidential Property relating to his activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by Executive, alone or with others, within three (3) months after termination of his employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by the Company. Accordingly, Executive agrees that such Inventions or Confidential Property shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during his employment with the Company and are to be promptly assigned to the Company unless and until Executive has established the contrary by written evidence satisfying the clear and convincing standard of proof.

     SECTION 16. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

          (a) Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist the Company (subject to Executive's obligations to his then employer, if any), at the Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions or Confidential Property assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions or Confidential Property.

          (b) In the event that the Company is unable (after reasonable efforts) to secure Executive's signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Executive hereby irrevocably designates and appoints the Company and the Company's duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of him, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under Inventions, all with the same legal force and effect as if executed by Executive.

     SECTION 17. Consulting Agreement. The Company and Executive entered into a Consulting Agreement, dated August 4, 2003 (the "Consulting Agreement"). The Company acknowledges and agrees in accordance with Section 4 of the Consulting Agreement that Executive is due and owing the following compensation by the Company for consulting services rendered by Executive: (i) a five (5) year Common Stock Purchase Warrant to purchase up to 50,000 shares of Common Stock of the Company (fully vested on the date of issuance) at an exercise price of $.34 per share (the "Warrant"); and (ii) accrued salary in the amount of $_________ through February 2004 (the "Accrued Salary"). The Warrant shall be issued to Executive upon the date of this Agreement and the form of Warrant shall provide for registration rights with respect to the shares underlying the Warrant to the same extent as provided in accordance with Section 6(c) with respect to the Shares underlying the Options. In addition, the Accrued Salary shall be paid to Executive upon the signing of this Agreement.

     SECTION 18. Enforcement; Severability; Etc. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to (a) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made or (b) otherwise to render it enforceable in such jurisdiction.

     SECTION 19. Remedies. Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

     SECTION 20. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by a nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:


  if to the Company, to:     SmartServ Online, Inc.
                             2250 Butler Pike, Suite 150,
                             Plymouth Meeting, Pennsylvania 19462
                             Attention:  Robert M. Pons, Chief Executive Officer
                             Telecopier: (610) 397-0846
                             Telephone: (610) 397-0689


  with copies (which shall
  not constitute notice) to: Stradley Ronon Stevens & Young
                             2600 One Commerce Square
                             Philadelphia, PA 19103
                             Attention: Dean M. Schwartz, Esq.


  if to Executive, to:       Timothy G. Wenhold
                             4031 Mill Road
                             Collegeville, Pennsylvania 19426
                             Telecopier: (610) 397-0846
                             Telephone: (610) 397-0689


or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

     SECTION 21. Binding Agreement; Benefit. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

     SECTION 22. Governing Law. This Agreement will be governed by, construed and enforced in accordance with, the laws of the State of Pennsylvania without giving effect to principles of conflicts of laws.

     SECTION 23. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

     SECTION 24. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto except for the obligations of the parties to each other in accordance with the Consulting Agreement, dated, August 4, 2003, between the Company and Executive.

     SECTION 25. Survival of Provisions. Neither the termination of this Agreement, nor of Executive's employment hereunder, shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Sections 11, 13, 14 and 15.

     SECTION 26. Amendments. This Agreement may be amended only by an agreement in writing signed by the parties.

     SECTION 27. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 28. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.

     SECTION 29. Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

     SECTION 30. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

                                        SMARTSERV ONLINE, INC.


                                        By: /s/ Robert M. Pons
                                           -------------------------------------
                                           Name:  Robert M. Pons
                                           Title: Chief Executive Officer


                                               /s/ Timothy G. Wenhold
                                           -------------------------------------
                                                   Timothy G. Wenhold

                                    EXHIBIT A
                                    ---------
                               Annual Bonus Goals

1. 30% of Executive's then Base Salary upon the Company achieving either (i) $4.0 million in revenue in any calendar year during the Term or (ii) the Company's completion of an equity financing of at least $5,000,000 excluding the Company's current private financing in accordance with the Private Placement Memorandum dated January 30, 2004.

2. 30% of Executive's then Base Salary based upon mutually acceptable goals to be established by the Company and Executive no later than April 1, 2004. If the Company and Executive fail to agree upon mutually acceptable goals by April 1, 2004, 60% of Executive's then Base Salary shall be paid to Executive on an annual basis upon achieving either (i) or (ii) set forth in paragraph 1 above.